UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2007

WILLDAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33076	14-1951112
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East Katella Avenue, Suite 300, Anaheim, California 92806

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 424-9144

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐   Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 8, 2007, Win Westfall, President, Chief Executive Officer and Chairman of the Board of Directors of Willdan Group, Inc. (the “Company”), has resigned from his position as President and Chief Executive Officer of the Company.  Mr. Westfall will continue in his position as Chairman.  Beginning February 8, 2007, Tracy Lenocker, who was a member of the board of directors of the Company, will serve as interim Chief Executive Officer and President of the Company until a successor has been appointed by the board of directors.  Effective February 8, 2007, Mr. Lenocker will resign from his positions as a member of the Company’s board of directors and audit committee and as chairman of the compensation committee and nominating and corporate governance committee.  Richard Kopecky, Senior Vice President of the Company and President and Chief Executive Officer of Willdan, a subsidiary of the Company (“Willdan”), has been terminated from these positions, effective February 6, 2007, and will remain with the Company in a new role at Public Agency Resources, another subsidiary of the Company.  Mr. Westfall will serve as the interim President and Chief Executive Officer of Willdan as of February 8, 2007 until a successor has been appointed.

Win Westfall, 73, served as the President, Chief Executive Officer and Chairman of the Company since May 2006 and has been a member of the board of directors since 2001.  Mr. Westfall was Senior Vice President of Corporate Relations from January 2004 to May 2006, and was a regional manager in northern California from 1998 through January 2004.  Mr. Westfall has over 35 years experience as a line manager for consulting engineering firms, and has served as city engineer for seven California cities.  Mr. Westfall received his B.S. in Civil Engineering form the University of Southern California in 1962, and a M.B.A. from Pepperdine University in 1980.  Mr. Westfall is a fellow of The Society of American Military Engineers and has been active in numerous other professional associations.  During 1997, he served as the National President of The American Public Works Association, the first private consultant to hold this position.  Mr. Westfall has served on and chaired national committees for the American Council of Engineering Companies, and in 2004 was made an Honorary CLOD (past president) of the County Engineers Association of California, the first private consultant to be accorded this honor, as well.  He is a registered civil engineer in California, Hawaii, Idaho, Nevada and Washington.

Tracy Lenocker, 61, has served as a member of the board of directors of the Company periodically since the 1980’s and continuously since 1997.  Mr. Lenocker has also served on the Company’s audit committee and as chairman of both the compensation committee and nominating and corporate governance committee since November 2006.  Mr. Lenocker is currently the President and majority owner of Civilsoft which provides civil engineering and geographic information systems, or GIS, software worldwide.  He also founded Lenocker & Associates in 1995 which provides GIS services to public agencies.  He has worked in both the public and private engineering sectors in California and Florida.  Mr. Lenocker was a part-time instructor in civil engineering at California State University, Long Beach from 1980 to 1991.  He is a past chairman of the American Society of Civil Engineers, or ASCE, Committee on Computer Practices and received the national ASCE award in Computing in Civil Engineering.  Mr. Lenocker received a B.S. in Civil Engineering in 1975 from the University of Florida, and a M.S. in Civil Engineering from California State University, Long Beach in 1980.  Mr. Lenocker is a registered civil engineer in California.

Mr. Lenocker will not be paid any compensation for his role as interim Chief Executive Officer and President of the Company.

Since 2001, the Company has had an agreement to receive sub-consultant services from Lenocker & Associates.  Tracy Lenocker is the former president, principal and majority owner of Lenocker & Associates.  During fiscal years 2004 and 2005, we paid to Lenocker & Associates $43,195 and $67,817, respectively.  We paid $23,430 to Lenocker & Associates from the beginning of fiscal year 2006 to July 1, 2006, the date at which Mr. Lenocker was no longer affiliated with Lenocker & Associates.

Prior to the Company’s initial public offering in 2006, the Company entered into a Tax Agreement Relating to S Corporation Distributions with each of its stockholders, including Messrs.  Westfall, Kopecky and Lenocker.  Pursuant to these agreements, the Company has agreed to indemnify, defend and hold harmless each stockholder on an after-tax basis against additional income taxes, plus interest and penalties resulting from adjustments made, as a result of a final determination made by a competent tax authority, to the taxable income the Company reported as an S Corporation.  Such indemnification will also include any losses, costs or expenses, including reasonable attorney’s fees, arising out of a claim for such tax liability.

Item 7.01.              Regulation FD Disclosure.

The Company issued a press release dated February 9, 2007.  The press release announced the resignation of Win Westfall as President and Chief Executive Officer of the Company and the termination of Richard Kopecky as Senior Vice President of the Company and President and Chief Executive Officer of Willdan, along with the appointments of Tracy Lenocker as interim President and Chief Executive Officer of the Company and Win Westfall as interim President and Chief Executive Officer of Willdan.  The press release is filed as Exhibit 99.1 and is hereby incorporated by reference in its entirety.  The information in this Item 7.01 and the exhibit attached hereto is being furnished (not filed) under Item 7.01 of Form 8-K.

Item 9.01               Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated February 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLDAN GROUP, INC.

Date: February 9, 2007	By:	/s/Mallory McCamant
Mallory McCamant
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release dated February 9, 2007